NEWS RELEASE

Skystar Bio-Pharmaceutical Appoints Crowe Horwath LLP as New Independent Auditor

XI’AN, CHINA – December 15, 2010 -- - Skystar Bio-Pharmaceutical Company (NASDAQ:SKBI) ("Skystar" or the "Company"), a China-based manufacturer and distributor of veterinary medicines, vaccines, micro-organisms and feed additives, today announced that its Audit Committee and Board of Directors appointed Crowe Horwath LLP as the Company’s new independent auditor, to replace Frazer Frost, LLP, effective immediately.

Mr. Weibing Lu, CEO commented, “We would like to thank Frazer Frost, LLP for its service to Skystar. We are pleased to have selected Crowe Horwath, LLP, who is ranked amongst the top ten largest global public accounting firms and in the United States.  Skystar believes that the change in independent auditing firm will further strength Skystar’s corporate governance and transparency policies.”

To be added to the Company's email distribution for future news releases, please send your request to skystar@grayling.com.

About Crowe Horwath
Crowe Horwath LLP (www.crowehorwath.com) is one of the largest public accounting and consulting firms in the United States. Under its core purpose of “Building Value with Values®,” Crowe assists public and private company clients in reaching their goals through audit, tax, advisory, risk and performance services. With 26 offices and 2,400 personnel, Crowe is recognized by many organizations as one of the country's best places to work. Crowe serves clients worldwide as an independent member of Crowe Horwath International, one of the largest networks in the world, consisting of more than 140 independent accounting and management consulting firms with offices in more than 400 cities around the world.

About Skystar Bio-Pharmaceutical Company
Skystar is a China-based developer and distributor of veterinary healthcare and medical care products. Skystar has four product lines (veterinary medicines, micro-organisms, vaccines and feed additives) and over 170 products. Skystar has formed strategic sales distribution networks covering 29 provinces throughout China. For additional information, please visit http://www.skystarbio-pharmaceutical.com.

Contacts:

Skystar Bio-Pharmaceutical Company
Scott Cramer, Director –Corporate Development and U.S. Representative
(407) 645-4433

Grayling

Investor Relations
Christopher Chu
(646) 284-9426
christopher.chu@grayling.com